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                                                                 EXHIBIT 12.1

Computation of ratio of earning to fixed charges

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
                                                       For the Nine          For the Year Ended            For the Period from
                                                       Months Ended             December 31,           Inception (February 7, 1996)
                                                    September 30, 1999       1998         1997             to December 31, 1996
                                                    ------------------   --------------------------    ----------------------------
Net income (loss)                                       (803,725.00)      (443,725.00) 5,219,879.00             154,461.00

Fixed Charges:
  Interest expensed and capitalized                    9,750,000.00      1,581,000.00         --                     --
  Amortized premiums, discounts and
   capitalized expenses related to indebtedness        3,335,000.00        234,000.00         --                     --
  Interest factor of operating rents                          --                --            --                     --
  Preference security dividend                                --                --            --                     --
                                                    ------------------   --------------------------    ----------------------------
    Total Fixed Charges                               13,085,000.00      1,815,000.00         --                     --
                                                    ------------------   --------------------------    ----------------------------


Amortization of capitalized interest                          --                --            --                     --
Distributed Income of equity investments                      --                --            --                     --

  Sub-total                                           12,281,275.00      1,371,275.00  5,219,879.00             154,461.00

Interest capitalized                                  13,085,000.00      1,815,000.00         --                     --

                                                    ------------------   --------------------------    ----------------------------
Earnings                                                (803,725.00)      (443,725.00) 5,219,879.00             154,461.00
                                                    ------------------   --------------------------    ----------------------------
Fixed Charges                                         13,085,000.00      1,815,000.00         --                     --
                                                              (0.06)            (0.24)     N/A                     N/A

Deficiency                                            13,888,725.00      2,258,725.00 (5,219,879.00)           (154,461.00)
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